Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

XAI Octagon Floating Rate & Alternative Income Term Trust:

We consent to the use of our report dated November 27, 2020, with respect to the financial statements and financial highlights of XAI Octagon Floating Rate & Alternative Income Term Trust, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information filed on Form N-2 and incorporated herein by reference.

/s/ KPMG LLP

Chicago, Illinois
December 17, 2020